NEWS RELEASE

Victory Capital Reports Strong First-Quarter Results

First-Quarter Highlights

•
Total Client Assets of $175.5 billion
•
Long-term gross flows of $7.0 billion
•
Long-term net flows of ($1.0) billion
•
GAAP operating margin of 39.3%
•
GAAP net income of $0.84 per diluted share
•
Adjusted EBITDA margin of 52.1%
•
Adjusted net income with tax benefit of $1.25 per diluted share
•
Board authorizes a 10% increase in regular quarterly cash dividend to $0.37

San Antonio, Texas, May 9, 2024 — Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or “the Company”) today reported financial results for the quarter ended March 31, 2024.

“We achieved very strong results to start 2024,” said David Brown, Chairman and Chief Executive Officer. “During the first quarter, our long-term gross and net flows improved quarter-over-quarter and year-over-year, reaching their best levels in more than a year. This momentum accelerated toward the end of the quarter, with our long-term net flows turning positive in March. Additionally, we posted the highest level of quarterly revenue, adjusted EBITDA, and Adjusted Net Income in the past six quarters.”

“Our Investment Franchises continued to deliver excellent investment performance for our clients. Through the end of March, the percentage of our AUM outperforming benchmarks over the respective 3-, 5-, and 10-year periods was 61%, 85%, and 80%. In addition, 69% of our AUM in mutual funds and ETFs was rated four or five stars overall by Morningstar.

“The Board authorized a 10% increase in our quarterly cash dividend from $0.335 to $0.37, which will be paid in June.

“Subsequent to quarter end, we disclosed a non-binding Memorandum of Understanding with Amundi to enter into a proposed multi-dimensional transaction that is both strategic and financially compelling at the same time. The strategic transaction would combine Amundi US into our Company and establish 15-year global and reciprocal distribution agreements. These agreements would represent a significant enhancement in the globalization of our Company and are projected to grow AUM and revenue. We are working toward a definitive agreement by the end of June.

“As always, we continue to focus on serving our clients, which is our top priority.”

Total Client Assets includes Total AUM and Other Assets. Total AUM includes both discretionary assets under management and non-discretionary assets under advisement and excludes Other Assets.

The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA and Adjusted Net Income are not defined by GAAP and should not be regarded as an alternative to any measurement under GAAP. Please refer to the section “Information Regarding Non-GAAP Financial Measures” at the end of this press release for an explanation of non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure.

The table below presents total AUM, and certain GAAP and non-GAAP (“adjusted”) financial results. Due to rounding, total AUM values and other amounts in this press release may not add up precisely to the totals provided.

(in millions except per share amounts or as otherwise noted)

1 Total AUM includes both discretionary assets under management and non-discretionary assets under advisement and excludes other assets.

2 Long-term AUM is defined as total AUM excluding Money Market and Short-term assets.

3 The Company reports its financial results in accordance with GAAP. Adjusted EBITDA and Adjusted Net Income are not defined by GAAP and should not be regarded as an alternative to any measurement under GAAP. Please refer to the section “Information Regarding Non-GAAP Financial Measures” at the end of this press release for an explanation of Non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure.

AUM, Flows and Investment Performance

At March 31, 2024, Victory Capital had total client assets of $175.5 billion, assets under management of $170.3 billion, and other assets of $5.1 billion. Total AUM increased by $9.0 billion to $170.3 billion at March 31, 2024, compared with $161.3 billion at December 31, 2023. The increase was due to positive market action of $10.2 billion, partially offset by net outflows of $1.1 billion. Total gross flows for the first quarter were $7.2 billion, including long-term gross flows of $7.0 billion.

As of March 31, 2024, Victory Capital offered 121 investment strategies through its 11 autonomous Investment Franchises and Solutions Platform. The table below presents outperformance against benchmarks by AUM as of March 31, 2024.

First Quarter 2024 Compared with Fourth Quarter 2023

Revenue increased $10.1 million to $215.9 million, in the first quarter, compared with $205.8 million in the fourth quarter, due to an increase in average total client assets partially offset by one less day in the quarter and a decrease in revenue realization. GAAP operating margin contracted 260 basis points in the first quarter to 39.3%, down from 41.9% in the fourth quarter, due to an $8.2 million increase in non-cash amounts recorded to the change in fair value of consideration payable for acquisitions as well as an increase in personnel compensation and benefits. First quarter GAAP net income increased 0.9% to $55.7 million, up from $55.2 million in the prior quarter. On a per-share basis, GAAP net income increased 2.4% to $0.84 per diluted share in the first quarter, versus $0.82 per diluted share in the fourth quarter.

Adjusted net income with tax benefit increased 6.9% to $82.3 million, or $1.25 per diluted share, in the first quarter, up from $77.0 million, or $1.15 per diluted share, in the fourth quarter. Adjusted EBITDA increased $4.8 million to $112.4 million in the first quarter compared to $107.6 million in the fourth quarter. Adjusted EBITDA margin contracted 20 basis points in the first quarter of 2024 to 52.1% compared with 52.3% in the prior quarter primarily due to higher seasonal payroll taxes and benefits.

First Quarter 2024 Compared with First Quarter 2023

Revenue for the three months ended March 31, 2024, increased 7.2% to $215.9 million, compared with $201.3 million in the same quarter of 2023. The increase was due to higher average AUM and one additional day. GAAP operating margin was 39.3% in the first quarter, a 230 basis point expansion from 37.0% in the same quarter of 2023. Operating expenses increased 3.4% to $131.0 million, compared with $126.8 million in the first quarter of 2023. The increase was primarily due to a $4.8 million increase in amounts recorded to the change in fair value of consideration payable for acquisitions. GAAP net income increased 13.0% to $55.7 million, or $0.84 per diluted share, in the first quarter compared with $49.3 million, or $0.71 per diluted share, in the same quarter of 2023.

Adjusted net income with tax benefit expanded 9.5% to $82.3 million, or $1.25 per diluted share, in the first quarter, compared with $75.2 million, or $1.08 per diluted share, in the same quarter last year. Adjusted EBITDA increased 13.3% to $112.4 million, compared with $99.2 million in the same quarter of 2023. Year-over-year, adjusted EBITDA margin expanded 280 basis points to 52.1% in the first quarter of 2024, compared with 49.3% in the same quarter last year.

Balance Sheet / Capital Management

The total debt outstanding as of March 31, 2024 was approximately $1,002 million and consisted of an existing term loan balance of $631 million and the 2021 Incremental Term Loans balance of $371 million. Subsequent to March 31, 2024, the Company reduced outstanding debt by $9.5 million.

The Company’s Board of Directors approved a regular quarterly cash dividend of $0.37 per share. The dividend is payable on June 25, 2024, to shareholders of record on June 10, 2024.

Conference Call, Webcast and Slide Presentation

The Company will host a conference call tomorrow morning, May 10, at 8:00 a.m. ET to discuss the results. Analysts and investors may participate in the question-and-answer session. To participate in the conference call, please call (888) 330-3571 (domestic) or (646) 960-0657 (international), shortly before 8:00 a.m. ET and reference the Victory Capital Conference Call. A live, listen-only webcast will also be available via the investor relations section of the Company’s website at https://ir.vcm.com. Prior to the call, a supplemental slide presentation that will be used during the conference call will be available on the Events and Presentations page of the Company’s investor relations website. For anyone who is unable to join the live event, an archive of the webcast will be available for replay shortly after the call concludes.

About Victory Capital

Victory Capital is a diversified global asset management firm with total assets under management of $170.3 billion, and $175.5 billion in total client assets, as of March 31, 2024. The Company employs a next-generation business strategy that combines boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 11 autonomous Investment Franchises and a Solutions Business, Victory Capital offers a wide array of investment products and services, including mutual funds, ETFs, separately managed accounts, alternative investments, third-party ETF model strategies, collective investment trusts, private funds, a 529 Education Savings Plan, and brokerage services.

Victory Capital is headquartered in San Antonio, Texas, with offices and investment professionals in the U.S. and around the world. To learn more please visit www.vcm.com or follow Victory Capital on Facebook, Twitter, and LinkedIn.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include, without limitation, any statements preceded by, followed by or including words such as “target,” “believe,” “expect,” “aim,” “intend,” “may,” “anticipate,” “assume,” “budget,” “continue,” “estimate,” “future,” “objective,” “outlook,” “plan,” “potential,” “predict,” “project,” “will,” “can have,” “likely,” “should,” “would,” “could” and other words and terms of similar meaning or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors beyond Victory Capital’s control such as continued geopolitical uncertainty including the conflicts in Ukraine and Israel and its effect on our business, operations and financial results going forward, as discussed in Victory Capital’s filings with the SEC, that could cause Victory Capital’s actual results, performance or achievements to be materially different from the expected results, performance or achievements expressed or implied by such forward-looking statements.

Although it is not possible to identify all such risks and factors, they include, among others, the following: the Memorandum of Understanding is non-binding and there is no certainty that the negotiations will result in definitive agreements or that the currently contemplated terms will not change; risks that the conditions to closing will be satisfied and the transaction will close on the anticipated timeline, if at all; risks associated with expected benefits, or impact on our business, of the proposed transaction, including our ability to achieve any expected synergies; reductions in AUM based on investment performance, client withdrawals, difficult market conditions and other factors such as a pandemic; the nature of the Company’s contracts and investment advisory agreements; the Company’s ability to maintain historical returns and sustain its historical growth; the Company’s dependence on third parties to market its strategies and provide products or services for the operation of its business; the Company’s ability to retain key investment professionals or members of its senior management team; the Company’s reliance on the technology systems supporting its operations; the Company’s ability to successfully acquire and integrate new companies; the concentration of the Company’s investments in long-only small- and mid-cap equity and U.S. clients; risks and uncertainties associated with non-U.S. investments; the Company’s efforts to establish and develop new teams and strategies; the ability of the Company’s investment teams to identify appropriate investment opportunities; the Company’s ability to limit employee misconduct; the Company’s ability to meet the guidelines set by its clients; the Company’s exposure to potential litigation (including administrative or tax proceedings) or regulatory actions; the Company’s ability to implement effective information and cyber security policies, procedures and capabilities; the Company’s substantial indebtedness; the potential impairment of the Company’s goodwill and intangible assets; disruption to the operations of third parties whose functions are integral to the Company’s ETF platform; the Company’s determination that Victory Capital is not required to register as an "investment company" under the 1940 Act; the fluctuation of the Company’s expenses; the Company’s ability to respond to recent trends in the investment management industry; the level of regulation on investment management firms and the Company’s ability to respond to regulatory developments; the competitiveness of the investment management industry; the level of control over the Company retained by Crestview GP; and other risks and factors listed under "Risk Factors" and elsewhere in the Company’s filings with the SEC.

Such forward-looking statements are based on numerous assumptions regarding Victory Capital’s present and future business strategies and the environment in which it will operate in the future. Any forward-looking statement made in this press release speaks only as of the date hereof. Except as required by law, Victory Capital assumes no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Contacts

Investors:

Matthew Dennis, CFA

Chief of Staff

Director, Investor Relations

216-898-2412

mdennis@vcm.com

Media:
Jessica Davila
Director, Global Communications
210-694-9693
jessica_davila@vcm.com

Victory Capital Holdings, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands except per share data and percentages)

Victory Capital Holdings, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures1

(unaudited; in thousands except per share data and percentages)

For the Three Months Ended		
	March 31, 2024	December 31, 2023	March 31, 2023
Net income (GAAP)	**$ 55,691**	**$ 55,206**	**$ 49,273**
Income tax expense	(16,197)	(18,316)	(12,597)
Income before income taxes	**$ 71,888**	**$ 73,522**	**$ 61,870**
Interest expense	15,711	15,532	13,482
Depreciation	2,269	2,273	1,971
Other business taxes	369	305	384
Amortization of acquisition-related intangible assets	5,332	5,711	9,709
Stock-based compensation	1,327	1,503	2,004
Acquisition, restructuring and exit costs	14,705	5,586	8,984
Debt issuance costs	755	3,128	748
Adjusted EBITDA	**$ 112,356**	**$ 107,560**	**$ 99,152**
Adjusted EBITDA margin	**52.1%**	**52.3%**	**49.3%**
Net income (GAAP)	**$ 55,691**	**$ 55,206**	**$ 49,273**
Adjustment to reflect the operating performance of the Company			
Other business taxes	369	305	384
Amortization of acquisition-related intangible assets	5,332	5,711	9,709
Stock-based compensation	1,327	1,503	2,004
Acquisition, restructuring and exit costs	14,705	5,586	8,984
Debt issuance costs	755	3,128	748
Tax effect of above adjustments	(5,621)	(4,061)	(5,457)
Adjusted net income	**$ 72,558**	**$ 67,378**	**$ 65,645**
Adjusted net income per diluted share	**$ 1.10**	**$ 1.01**	**$ 0.94**
Tax benefit of goodwill and acquired intangible assets	**$ 9,748**	**$ 9,655**	**$ 9,524**
Tax benefit of goodwill and acquired intangible assets per diluted share	**$ 0.15**	**$ 0.14**	**$ 0.14**
Adjusted net income with tax benefit	**$ 82,306**	**$ 77,033**	**$ 75,169**
Adjusted net income with tax benefit per diluted share	**$ 1.25**	**$ 1.15**	**$ 1.08**

1 The Company reports its financial results in accordance with GAAP. Adjusted EBITDA and Adjusted Net Income are not defined by GAAP and should not be regarded as an alternative to any measurement under GAAP. Please refer to the section “Information Regarding Non-GAAP Financial Measures” at the end of this press release for an explanation of Non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure.

Victory Capital Holdings, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(In thousands, except for shares)

March 31, 2024	December 31, 2023
Assets		
Cash and cash equivalents	$ 79,937	$ 123,547
Receivables	97,211	87,570
Prepaid expenses	7,269	5,785
Investments, at fair value	33,524	31,808
Property and equipment, net	17,552	19,578
Goodwill	981,805	981,805
Other intangible assets, net	1,276,500	1,281,832
Other assets	12,400	10,691
Total assets	**$ 2,506,198**	**$ 2,542,616**
Liabilities and stockholders' equity		
Accounts payable and accrued expenses	$ 62,022	$ 56,477
Accrued compensation and benefits	48,521	55,456
Consideration payable for acquisition of business	149,400	217,200
Deferred tax liability, net	133,258	128,714
Other liabilities	45,658	42,499
Long-term debt, net[1]	990,206	989,269
Total liabilities	**1,429,065**	**1,489,615**
Stockholders' equity		
Common stock, $0.01 par value per share: 2024 - 600,000,000 shares authorized, 83,166,423 shares issued and 64,671,237 shares outstanding; 2023 - 600,000,000 shares authorized, 82,404,305 shares issued and 64,254,714 shares outstanding	832	824
Additional paid-in capital	735,517	728,283
Treasury stock, at cost: 2024 - 18,495,186 shares; 2023 - 18,149,591 shares	(457,539)	(444,286)
Accumulated other comprehensive income	28,164	31,328
Retained earnings	770,159	736,852
Total stockholders' equity	**1,077,133**	**1,053,001**
Total liabilities and stockholders' equity	**$ 2,506,198**	**$ 2,542,616**

1 Balances at March 31, 2024 and December 31, 2023 are shown net of unamortized loan discount and debt issuance costs in the amount of $11.5 million and $12.4 million, respectively. The gross amount of the debt outstanding was $1,001.7 million as of March 31, 2024 and December 31, 2023.

Victory Capital Holdings, Inc. and Subsidiaries

Total Client Assets

(unaudited; in millions)

1 Includes low-fee (2 to 4 bps) institutional assets, previously reported in the Solutions asset class within the by asset class table and in Separate Accounts and Other Pooled Vehicles within the by vehicle table. These assets are included as part of Victory’s Regulatory Assets Under Management reported in Form ADV Part 1.

2 For the three-month periods ending March 31, 2024, December 31, 2023 and March 31, 2023 total client assets revenue realization was 51.4 basis points, 52.1 basis points and 51.7 basis points, respectively.

Victory Capital Holdings, Inc. and Subsidiaries

Total Assets Under Management1

(unaudited; in millions)

1Total AUM includes both discretionary assets under management and non-discretionary assets under advisement and excludes other assets.

Victory Capital Holdings, Inc. and Subsidiaries

Other Assets (Institutional)1

(unaudited; in millions)

1 Includes low-fee (2 to 4 bps) institutional assets, previously reported in the Solutions asset class within the by asset class table and in Separate Accounts and Other Pooled Vehicles within the by vehicle table. These assets are included as part of Victory’s Regulatory Assets Under Management reported in Form ADV Part 1.

2 For the three-month periods ending March 31, 2024, December 31, 2023 and March 31, 2023 total other assets (institutional) revenue realization was 3.5 basis points, 3.6 basis points and 3.5 basis points, respectively.

Victory Capital Holdings, Inc. and Subsidiaries

Total Assets Under Management by Asset Class

(unaudited; in millions)

1Total AUM includes both discretionary assets under management and non-discretionary assets under advisement and excludes other assets.

Victory Capital Holdings, Inc. and Subsidiaries

Assets Under Management by Vehicle

(unaudited; in millions)

For the Three Months Ended	By Vehicle			
	Mutual Funds[1]	ETFs[2]	Separate Accounts and Other Vehicles[3]	Total AUM[4]
March 31, 2024				
Beginning assets under management	$ 108,802	$ 4,970	$ 47,551	$ 161,322
Gross client cash inflows	4,303	451	2,434	7,187
Gross client cash outflows	(5,956)	(449)	(1,909)	(8,314)
Net client cash flows	(1,653)	2	525	(1,127)
Market appreciation (depreciation)	6,796	215	3,167	10,178
Realizations and distributions	—	—	—	—
Acquired assets / Net transfers	(48)	43	(26)	(31)
Ending assets under management	$ 113,897	$ 5,229	$ 51,217	$ 170,342
December 31, 2023				
Beginning assets under management	$ 101,138	$ 4,710	$ 43,031	$ 148,879
Gross client cash inflows	4,126	343	2,076	6,545
Gross client cash outflows	(5,887)	(356)	(1,682)	(7,926)
Net client cash flows	(1,761)	(13)	394	(1,381)
Market appreciation (depreciation)	9,466	273	4,115	13,853
Realizations and distributions	—	—	(27)	(27)
Acquired assets / Net transfers	(41)	—	39	(2)
Ending assets under management	$ 108,802	$ 4,970	$ 47,551	$ 161,322
March 31, 2023				
Beginning assets under management	$ 99,447	$ 5,627	$ 42,688	$ 147,762
Gross client cash inflows	4,546	218	1,325	6,089
Gross client cash outflows	(5,406)	(233)	(1,599)	(7,238)
Net client cash flows	(860)	(16)	(274)	(1,149)
Market appreciation (depreciation)	4,650	(47)	2,141	6,744
Realizations and distributions	—	—	—	—
Acquired assets / Net transfers	9	(9)	—	—
Ending assets under management	$ 103,246	$ 5,555	$ 44,554	$ 153,356

1 Includes institutional and retail share classes, money market and VIP funds.

2 Represents only ETF assets held by third parties. Excludes ETF assets held by other Victory Capital products.

3 Includes collective trust funds, wrap program accounts, UMAs, UCITS, private funds and non-U.S. domiciled pooled vehicles.

4Total AUM includes both discretionary assets under management and non-discretionary assets under advisement and excludes other assets.

Information Regarding Non-GAAP Financial Measures

Victory Capital uses non-GAAP financial measures referred to as Adjusted EBITDA and Adjusted Net Income to measure the operating profitability of the Company. These measures eliminate the impact of one-time acquisition, restructuring and integration costs and demonstrate the ongoing operating earnings metrics of the Company. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to assess the operating performance of the Company.

Adjusted EBITDA

Adjustments made to GAAP Net Income to calculate Adjusted EBITDA, as applicable, are:

•
Adding back income tax expense;
•
Adding back interest paid on debt and other financing costs, net of interest income;
•
Adding back depreciation on property and equipment;
•
Adding back other business taxes;
•
Adding back amortization expense on acquisition-related intangible assets;
•
Adding back stock-based compensation expense associated with equity awards issued from pools created in connection with the management-led buyout and various acquisitions and as a result of equity grants related to the IPO;
•
Adding back direct incremental costs of acquisitions, including restructuring costs;
•
Adding back debt issuance cost expense;
•
Adjusting for earnings/losses on equity method investments.

Adjusted Net Income

Adjustments made to GAAP Net Income to calculate Adjusted Net Income, as applicable, are:

•
Adding back other business taxes;
•
Adding back amortization expense on acquisition-related intangible assets;
•
Adding back stock-based compensation expense associated with equity awards issued from pools created in connection with the management-led buyout and various acquisitions and as a result of any equity grants related to the IPO;
•
Adding back direct incremental costs of acquisitions, including restructuring costs;
•
Adding back debt issuance cost expense;
•
Subtracting an estimate of income tax expense applied to the sum of the adjustments above.

Tax Benefit of Goodwill and Acquired Intangible Assets

Due to Victory Capital’s acquisitive nature, tax deductions allowed on acquired intangible assets and goodwill provide it with additional significant supplemental economic benefit. The tax benefit of goodwill and intangible assets represent the tax benefits associated with deductions allowed for intangible assets and goodwill generated from prior acquisitions in which the Company received a step-up in basis for tax purposes. Acquired intangible assets and goodwill may be amortized for tax purposes, generally over a 15-year period. The tax benefit from amortization on these assets is included to show the full economic benefit of deductions for all acquired intangible assets with a step-up in tax basis.